As filed with the U.S. Securities and Exchange Commission on November 16, 2018

Registration Statement No. 333-
______________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SYSCO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	74-1648137
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1390 Enclave Parkway
Houston, Texas 77077-2099
(Address, including zip code, of Principal Executive Offices)

Sysco Corporation 2018 Omnibus Incentive Plan
 (Full title of the plan)

Russell T. Libby
Executive Vice President—Administration and Corporate Secretary
1390 Enclave Parkway
Houston, Texas 77077-2099
 (281) 584-1390
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

B. Joseph Alley, Jr., Esq.
Arnall Golden Gregory LLP
171 17th Street, NW
Suite 2100
Atlanta, Georgia 30363-1031
(404) 873-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if asmaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(3)
Common Stock, $1.00 par value	51,500,000	$67.03	$3,452,045,000	$418,387.854

(1)
Pursuant to Rule 416(a), promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Sysco Corporation 2018 Omnibus Incentive Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)	Estimated solely for the purposes of computing the amount of the registration fee.
(3)
The registration fee has been calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act, based upon the average of the high and low prices reported on November 9, 2018, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in one or more prospectuses for the Plan that are not filed as part of this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents are incorporated by reference in the Registration Statement:

(a)
Sysco’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018;

(b)
Sysco’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2018;

(c)
Sysco’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 17, 2018.

(d)
The description of Sysco’s common stock contained in Sysco’s registration statement on Form 8-A filed under Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description, including Sysco’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2000, and the description of Sysco’s common stock contained in Sysco’s registration statement on Form S-3 filed with the Securities and Exchange Commission on August 27, 2018, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Sysco pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (other than those portions that have been furnished and are not deemed to be filed), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which is, or is deemed to be, incorporated by reference, herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the common stock covered by this Registration Statement are being passed upon for Sysco by Arnall Golden Gregory LLP, Atlanta, Georgia. As of November 16, 2018, attorneys with Arnall Golden Gregory LLP involved in the preparation of this Registration Statement beneficially owned an aggregate of approximately 1,404 shares of Sysco’s common stock.

Item 6. Indemnification of Directors and Officers.

The certificate of incorporation of Sysco Corporation (“Sysco” or the “Company”) contains certain provisions permitted under the Delaware General Corporation Law (“DGCL”) relating to the liability of directors. These provisions eliminate a director’s personal liability to the Company or its stockholders for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as:

●	breach of the director’s duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	the unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which the director derives an improper personal benefit.

The charter documents of many of our subsidiary guarantors contain substantially similar provisions, subject to the laws of the relevant jurisdiction under which each is organized.

The certificate of incorporation of Sysco also provides for indemnification of Company directors and officers to the fullest extent permitted by Delaware law, and its bylaws contain substantially similar provisions that extend this protection to the directors and officers of Sysco’s subsidiaries as well. The bylaws also entitle these individuals to advancement of expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by Delaware law. These rights are deemed to have fully vested at the time the indemnitee assumes his or her position with Sysco and continue to apply after the individual has ceased to be a director or officer. The DGCL currently requires Sysco Corporation to indemnify a director or officer for all expenses incurred by him or her (including attorney’s fees) when he or she is successful (on the merits or otherwise) in defense of any proceeding brought by reason of the fact that he or she is or was a director or officer of Sysco. In addition, with respect to all proceedings other than proceedings by or in the right of the corporation, Delaware law allows Sysco Corporation to indemnify a director or officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, even if the director or officer is not successful on the merits, if he or she:

●	acted in good faith;
●	acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
●	in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, as amended, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise. In addition, with respect to those subsidiaries organized under laws other than the DGCL, additional comparable indemnification and elimination of liability provisions may apply. In addition, certain of our employee benefit plans provide indemnification of directors and other agents against certain claims arising from administration of such plans. We also maintain liability insurance for our directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors and officers.

The limitation of liability and indemnification provisions described above may discourage lawsuits against directors for breaches of fiduciary duty. These provisions could reduce the likelihood of derivative litigation against directors and officers, even when such an action, if successful, might otherwise benefit us and/or our stockholders. In addition, stockholder investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 16, 2018.

SYSCO CORPORATION

Date: November 16, 2018	By:	/s/ Thomas L Bené
Thomas L. Bené
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas L. Bené, Joel T. Grade and Russell T. Libby, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

****

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas L. Bené Thomas L. Bené	President, Chief Executive Officer and Chairman of the Board (principal executive officer)	November 16, 2018

/s/ Joel T. Grade Joel T. Grade	Executive Vice President and Chief Financial Officer (principal financial officer)	November 16, 2018

/s/ Anita A. Zielinski Anita A. Zielinski	Senior Vice President and Chief Accounting Officer (principal accounting officer)	November 16, 2018

/s/ Daniel J. Brutto Daniel J. Brutto	Director	November 16, 2018

/s/ John M. Cassaday John M. Cassaday	Director	November 16, 2018

/s/ Joshua D. Frank Joshua D. Frank	Director	November 16, 2018

/s/ Larry C. Glasscock Larry C. Glasscock	Director	November 16, 2018

/s/ John M. Hinshaw John M. Hinshaw	Director	November 16, 2018

/s/ Bradley M. Halverson Bradley M. Halverson	Director	November 16, 2018

/s/ Hans-Joachim Koerber Hans-Joachim Koerber	Director	November 16, 2018

/s/ Nancy S. Newcomb Nancy S. Newcomb	Director	November 16, 2018

/s/ Nelson Peltz Nelson Peltz	Director	November 16, 2018

/s/ Edward D. Shirley Edward D. Shirley	Director	November 16, 2018

/s/ Sheila G. Talton Sheila G. Talton	Director	November 16, 2018

EXHIBIT INDEX

Exhibit Number
Exhibit

4.1
Restated Certificate of Incorporation, incorporated by reference to Exhibit 3(a) to Form 10-K for the year ended June 28, 1997 (File No. 1-6544).

4.2
Certificate of Amendment to Restated Certificate of Incorporation increasing authorized shares, incorporated by reference to Exhibit 3(e) to Form 10-Q for the quarter ended December 27, 2003 (File No. 1-6544).

4.3
Form of Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, incorporated by reference to Exhibit 3(c) to Form 10-K for the fiscal year ended June 29, 1996 (File No. 1-6544).

4.4
Amended and Restated Bylaws of Sysco Corporation dated August 26, 2016, incorporated by reference to Exhibit 3.2 to Form 8-K filed on August 31, 2016 (File No. 1-6544).

5.1*
Opinion of Arnall Golden Gregory LLP regarding legality of securities being registered.

23.1*
Consent of Arnall Golden Gregory LLP (included as part of Exhibit 5.1 hereto).

23.2*
Consent of Ernst & Young LLP.

24.1*
Power of Attorney (included on signature page).

99.1
Sysco Corporation 2018 Omnibus Incentive Plan, incorporated by reference to Annex II of the Sysco Corporation Definitive Proxy Statement on Schedule 14A filed on October 5, 2018.

_______________________

*
Filed herewith.